Exhibit 99.1

February 16, 2023
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  Janet Kavinoky (205) 298-3220

VULCAN REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Aggregates Segment Earnings Increase Despite Weather Disruptions
Pricing Momentum and Strong Execution Underpin Earnings Growth Outlook in 2023

Birmingham, Alabama – February 16, 2023 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter and year ended December 31, 2022.

Financial Highlights Include:

	Fourth Quarter		Full Year
Amounts in millions, except per unit data	2022	2021	2022	2021
Total revenues	$1,732	$1,606	$7,315	$5,552
Gross profit	$350	$352	$1,558	$1,373
Selling, Administrative and General (SAG)	$126	$125	$515	$418
As % of Total revenues	7.3%	7.8%	7.0%	7.5%
Net earnings attributable to Vulcan	$119	$138	$576	$671
Adjusted EBITDA	$375	$383	$1,626	$1,451
Earnings attributable to Vulcan from continuing operations per diluted share	$0.91	$1.04	$4.45	$5.05
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$1.08	$1.25	$5.11	$5.04
Aggregates segment
Shipments (tons)	54.2	57.7	236.3	222.9
Freight-adjusted sales price per ton	$16.96	$14.91	$16.40	$14.87
Gross profit	$327	$326	$1,408	$1,296
Gross profit per ton	$6.04	$5.64	$5.96	$5.81
Cash gross profit	$444	$428	$1,850	$1,656
Cash gross profit per ton	$8.19	$7.41	$7.83	$7.43

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, said, “Our aggregates-led business delivered solid results in 2022 as our teams executed well in a challenging macro-environment.  We continued to improve our aggregates unit profitability and demonstrate the resiliency of our business. Our relentless focus on our operating disciplines, coupled with nimble pricing actions to overcome inflationary pressures, led to a 12 percent increase in our full-year Adjusted EBITDA.  Fourth quarter results were negatively impacted by abnormally wet and cold weather that disrupted construction activity and materials shipments, in addition to some softening in single-family residential demand.  Despite these disruptions, our industry-leading aggregates cash gross profit per ton increased 11 percent in the fourth quarter.  We carry solid pricing momentum into 2023 and are focused on our operating disciplines to manage costs and improve efficiencies.  By controlling what we can control, we expect to deliver another year of earnings growth.”

February 16, 2023
FOR IMMEDIATE RELEASE

Segment Results

Aggregates

Segment gross profit increased in the fourth quarter despite lower shipments due mostly to unfavorable weather.  Fourth quarter gross profit increased to $327 million, or $6.04 per ton; shipments declined 6 percent.  In early October, the lingering effects of Hurricane Ian slowed shipments in certain southeastern markets while significant rainfall and extreme winter temperatures impacted November and December construction activity across many markets.  The prior year’s fourth quarter weather was unusually mild, amplifying this year’s weather impact.  Quarterly shipments were also impacted by the absence of tons available from the Company’s Mexico operations, which were unexpectedly and arbitrarily shut down by the Mexican government in May of 2022.

Fourth quarter freight-adjusted selling prices increased 14 percent, or $2.05 per ton, and increases were widespread across the Company’s footprint.  Freight-adjusted pricing for the full year was $16.40 per ton, an increase of $1.53 per ton, or 10 percent, over the prior year.  Adjusting for mix impacts, average selling prices increased 15 percent in the fourth quarter and 11 percent for the full year.

Notwithstanding the challenging weather conditions in the fourth quarter, solid operational execution helped offset continued energy cost headwinds and inflationary pressures for many parts and supplies.  Freight-adjusted unit cash cost of sales increased 17 percent, or $1.27 per ton, as compared to the prior year’s fourth quarter.  The average unit price of diesel fuel in the fourth quarter increased 61 percent from the prior year.  Excluding the impact of higher diesel fuel costs, freight-adjusted cash cost of sales increased 11 percent.

Unit profitability expansion accelerated throughout the year with fourth quarter gross profit per ton increasing 7 percent and cash gross profit per ton increasing 11 percent.  For the full year, cash gross profit per ton improved 5 percent to $7.83 per ton.

Asphalt, Concrete and Calcium
Asphalt segment gross profit was $17 million, an increase of $13 million over the prior year’s fourth quarter, as pricing actions initiated throughout the year outpaced higher input costs.  Fourth quarter shipments were 2.8 million tons, a 2 percent decline versus the prior year.  Asphalt pricing increased 24 percent, or $14.56 per ton, more than offsetting a 24 percent increase in the unit cost of liquid asphalt and driving strong unit profitability improvement versus the prior year.  For the full year, asphalt gross profit improved $36 million with robust pricing gains overcoming a 36 percent increase in the unit cost of liquid asphalt.  Volume improved 7 percent for the year, benefiting from solid growth in Arizona and California, the Company’s two largest asphalt markets, as well as acquisitions completed during 2022.  Full-year cash gross profit was $92 million, a 62 percent increase versus the prior year.

Fourth quarter Concrete segment gross profit was $17 million lower than the prior year due to lower volumes and higher costs for diesel fuel.  Shipments of 2.3 million cubic yards were 15 percent lower than the prior year.  The year-over-year decline resulted from significant rainfall in Texas and California and some slowdown in residential construction activity.  Additionally, the Company divested its concrete operations in New York, New Jersey and Pennsylvania in November.  Average selling prices increased 14 percent, partially offsetting higher raw materials, diesel and labor costs.  For the full year, concrete gross profit improved $35 million, benefiting from the earnings contribution of acquisitions.  Cash gross profit for the full year was $172 million.

February 16, 2023
FOR IMMEDIATE RELEASE

Full year Calcium segment gross profit was $2.6 million compared to $2.2 million in the prior year.

Selling, Administrative and General (SAG) and Other Items
SAG expense in the quarter was $126 million, or 7.3 percent of total revenues.  Full year SAG expense was $515 million, or 7.0 percent of total revenues, a 50-basis points improvement versus the prior year.

In the fourth quarter, we completed the disposition of our concrete operations in New York, New Jersey and Pennsylvania, resulting in an incremental pretax loss on sale of $17 million ($13 million after-tax) to the estimate recorded in the third quarter.

Financial Position, Liquidity and Capital Allocation
Capital expenditures in the fourth quarter were $266 million, including growth projects.  For the full year, capital expenditures were $644 million.  In 2023, the Company expects to spend $600 to $650 million, including growth projects.  The Company will continue to review its plans and will adjust as needed, while being thoughtful about preserving liquidity.

On December 31, 2022, the ratio of total debt to trailing-twelve-months Adjusted EBITDA was 2.4 times (2.3 times on a net debt basis), down from 2.7 times (2.5 times on a net debt basis) at the end of 2021.  The Company remains committed to its stated long-term target leverage range of 2.0 to 2.5 times total debt to trailing-twelve-months Adjusted EBITDA.

On a trailing-twelve-months basis, return on average invested capital was 13.5 percent.  The Company is focused on driving improvement through solid operating earnings growth coupled with disciplined capital management.

Outlook
Regarding the Company’s outlook, Mr. Hill said, “Most leading indicators of demand remain healthy in the near term, and we carry strong pricing momentum into 2023.  Overall shipments will be dependent upon the depth and duration of the decline in residential construction activity, the timing of highway starts converting to aggregates shipments, and the impact of rising interest rates on private nonresidential construction activity as the year progresses.  We are encouraged by the strength in leading indicators that support growth in public construction activity, particularly highways, and we are well positioned to benefit in geographic markets where the need is greatest.  On the private side, slowing single-family construction activity has outweighed continued growth in multi-family, leading to overall declines in residential demand.  Nonresidential demand remains at healthy levels and continues to benefit from manufacturing and other heavy industrial projects.  As always, we are focused on the things we can control, and our execution on our operating and commercial disciplines will lead to further improvement in our aggregates unit profitability and earnings growth in 2023.”

Management expectations for 2023 include:
•	Continued acceleration in Aggregates segment cash gross profit per ton improvement ($7.83 in 2022)
o	Total shipments down 2 to 6 percent (236.3 million tons in 2022)
o	Freight-adjusted price growth of 11 to 13 percent ($16.40 in 2022)
o	High single-digit increase in freight-adjusted cash cost (freight-adjusted price less segment cash gross profit per ton; $8.57 in 2022)

February 16, 2023
FOR IMMEDIATE RELEASE

•	Total Asphalt, Concrete and Calcium segment cash gross profit collectively in line with 2022 ($268 million in 2022)
o
Asphalt improvement driven by low single-digit growth in volume and price.  The price and cost inflection achieved in the second half of 2022 should lead to continued margin improvement.  Expected to contribute approximately 40 to 50 percent of non-aggregates cash gross profit.

o
Concrete same-store volumes (divested approximately 2 million cubic yards in 2022) expected to decline mid-single-digit due to slowing residential construction activity.  Price growth should offset higher cost for raw materials.  Expected to contribute approximately 50 to 60 percent of non-aggregates cash gross profit.

•	Selling, Administrative and General expenses of $515 to $530 million
•	Interest expense of approximately $195 million
•	Depreciation, depletion, accretion, and amortization expense of approximately $610 million
•	An effective tax rate of approximately 22 percent
•	Net earnings attributable to Vulcan of between $715 and $835 million
•	Adjusted EBITDA of between $1.725 and $1.875 billion

Conference Call
Vulcan will host a conference call at 10:00 a.m. CT on February 16, 2023.  A webcast will be available via the Company’s website at www.vulcanmaterials.com.  Investors and other interested parties may access the teleconference live by calling 800-267-6316, or 203-518-9783 if outside the U.S.  The conference ID is 1023841.  The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as included in Appendix 2 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

FORWARD-LOOKING STATEMENT DISCLAIMER
This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

February 16, 2023
FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements.  The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to environmental, social and governance considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC.  All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A
Vulcan Materials Company
and Subsidiary Companies

	(in millions, except per share data)
	Three Months Ended December 31		Twelve Months Ended December 31
Consolidated Statements of Earnings
(Condensed and unaudited)	2022	2021	2022	2021

Total revenues	$1,731.9	$1,606.3	$7,315.2	$5,552.2
Cost of revenues	1,382.0	1,254.6	5,757.5	4,178.8
Gross profit	349.9	351.7	1,557.7	1,373.4
Selling, administrative and general expenses	126.4	124.6	515.1	417.6
Gain (loss) on sale of property, plant & equipment and businesses	(17.7)	(0.2)	10.7	120.1
Loss on impairments	(0.1)	0.0	(67.9)	(4.6)
Other operating expense, net	(14.2)	(15.6)	(34.0)	(60.5)
Operating earnings	191.5	211.3	951.4	1,010.8
Other nonoperating income (expense), net	6.9	(6.5)	5.1	10.7
Interest expense, net	47.6	36.1	168.4	147.7
Earnings from continuing operations
before income taxes	150.8	168.7	788.1	873.8
Income tax expense	28.5	30.4	193.0	200.1
Earnings from continuing operations	122.3	138.3	595.1	673.7
Loss on discontinued operations, net of tax	(2.5)	(0.7)	(18.6)	(3.3)
Net earnings	119.8	137.6	576.5	670.4
(Earnings) loss attributable to noncontrolling interest	(0.4)	0.4	(0.9)	0.4
Net earnings attributable to Vulcan	$119.4	$138.0	$575.6	$670.8

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$0.92	$1.04	$4.47	$5.08
Discontinued operations	$(0.02)	$0.00	$(0.14)	$(0.03)
Net earnings	$0.90	$1.04	$4.33	$5.05

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$0.91	$1.04	$4.45	$5.05
Discontinued operations	$(0.02)	$(0.01)	$(0.14)	$(0.03)
Net earnings	$0.89	$1.03	$4.31	$5.02

Weighted-average common shares outstanding
Basic	133.0	132.8	133.0	132.8
Assuming dilution	133.7	133.6	133.6	133.5
Effective tax rate from continuing operations	18.9%	18.0%	24.5%	22.9%

Table B

Vulcan Materials Company
and Subsidiary Companies

		(in millions)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2022	2021
Assets
Cash and cash equivalents	$161.4	$235.0
Restricted cash	0.1	6.5
Accounts and notes receivable
Accounts and notes receivable, gross	1,056.1	849.0
Allowance for credit losses	(10.8)	(10.3)
Accounts and notes receivable, net	1,045.3	838.7
Inventories
Finished products	439.3	418.0
Raw materials	63.4	59.9
Products in process	6.0	4.2
Operating supplies and other	70.6	39.2
Inventories	579.3	521.3
Other current assets	115.9	95.1
Total current assets	1,902.0	1,696.6
Investments and long-term receivables	31.8	34.1
Property, plant & equipment
Property, plant & equipment, cost	11,306.4	10,444.4
Allowances for depreciation, depletion & amortization	(5,255.1)	(4,897.6)
Property, plant & equipment, net	6,051.3	5,546.8
Operating lease right-of-use assets, net	572.6	691.4
Goodwill	3,689.6	3,696.7
Other intangible assets, net	1,702.1	1,749.0
Other noncurrent assets	285.2	268.0
Total assets	$14,234.6	$13,682.6
Liabilities
Current maturities of long-term debt	0.5	5.2
Short-term debt	100.0	0.0
Trade payables and accruals	454.5	365.5
Other current liabilities	401.6	398.6
Total current liabilities	956.6	769.3
Long-term debt	3,875.2	3,874.8
Deferred income taxes, net	1,072.8	1,005.9
Deferred revenue	159.8	167.1
Noncurrent operating lease liabilities	548.4	642.5
Other noncurrent liabilities	669.6	655.3
Total liabilities	$7,282.4	$7,114.9
Equity
Common stock, $1 par value	132.9	132.7
Capital in excess of par value	2,839.0	2,816.5
Retained earnings	4,111.4	3,748.5
Accumulated other comprehensive loss	(154.7)	(152.7)
Total shareholder's equity	6,928.6	6,545.0
Noncontrolling interest	23.6	22.7
Total equity	$6,952.2	$6,567.7
Total liabilities and equity	$14,234.6	$13,682.6

Table C

Vulcan Materials Company
and Subsidiary Companies

		(in millions)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2022	2021
Operating Activities
Net earnings	$576.5	$670.4
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	587.5	463.0
Noncash operating lease expense	60.3	49.0
Net gain on sale of property, plant & equipment and businesses	(10.7)	(120.1)
Loss on impairments	67.9	4.6
Contributions to pension plans	(7.8)	(8.0)
Share-based compensation expense	41.1	34.7
Deferred tax expense	57.7	66.8
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(248.5)	(180.3)
Other, net	24.2	31.8
Net cash provided by operating activities	$1,148.2	$1,011.9
Investing Activities
Purchases of property, plant & equipment	(612.6)	(451.3)
Proceeds from sale of property, plant & equipment	38.7	216.5
Proceeds from sale of businesses	50.0	0.0
Payment for businesses acquired, net of acquired cash	(529.2)	(1,639.4)
Other, net	0.1	0.1
Net cash used for investing activities	$(1,053.0)	$(1,874.1)
Financing Activities
Proceeds from short-term debt	1,361.0	0.0
Payment of short-term debt	(1,261.0)	0.0
Payment of current maturities and long-term debt	(557.7)	(1,451.7)
Proceeds from issuance of long-term debt	550.0	1,600.0
Debt issuance and exchange costs	(2.8)	(13.3)
Payment of finance leases	(33.8)	(13.5)
Dividends paid	(212.6)	(196.4)
Share-based compensation, shares withheld for taxes	(18.5)	(19.1)
Other, net	0.2	(0.3)
Net cash used for financing activities	$(175.2)	$(94.3)
Net decrease in cash and cash equivalents and restricted cash	(80.0)	(956.5)
Cash and cash equivalents and restricted cash at beginning of year	241.5	1,198.0
Cash and cash equivalents and restricted cash at end of year	$161.5	$241.5

Table D

Segment Financial Data and Unit Shipments

	(in millions, except unit and per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2022	2021	2022	2021
Total Revenues
Aggregates [1]	$1,259.3	$1,152.3	$5,272.8	$4,345.0
Asphalt [2]	238.1	197.4	990.2	777.8
Concrete	360.5	370.0	1,593.9	766.8
Calcium	2.4	1.4	7.8	6.9
Segment sales	$1,860.3	$1,721.1	$7,864.7	$5,896.5
Aggregates intersegment sales	(128.4)	(114.8)	(549.5)	(344.3)
Total revenues	$1,731.9	$1,606.3	$7,315.2	$5,552.2

Gross Profit
Aggregates	$327.1	$325.9	$1,408.5	$1,295.7
Asphalt	17.1	3.6	57.3	21.2
Concrete	4.6	21.9	89.3	54.3
Calcium	1.1	0.3	2.6	2.2
Total	$349.9	$351.7	$1,557.7	$1,373.4

Depreciation, Depletion, Accretion and Amortization
Aggregates	$116.7	$101.9	$441.1	$360.4
Asphalt	9.1	8.9	35.1	36.0
Concrete	19.6	24.9	83.1	41.5
Calcium	0.1	0.1	0.2	0.2
Other	7.0	6.2	28.0	24.9
Total	$152.5	$142.0	$587.5	$463.0

Average Unit Sales Price and Unit Shipments

Aggregates
Freight-adjusted revenues [3]	$918.7	$860.9	$3,875.2	$3,313.9
Aggregates - tons (thousands)	54,165	57,735	236,345	222,863
Freight-adjusted sales price [4]	$16.96	$14.91	$16.40	$14.87

Other Products
Asphalt Mix - tons (thousands)	2,782	2,839	12,156	11,392
Asphalt Mix - sales price	$75.06	$60.50	$71.29	$58.83

Ready-mixed concrete - cubic yards (thousands)	2,280	2,676	10,534	5,616
Ready-mixed concrete - sales price	$157.58	$137.88	$150.82	$135.79

Calcium - tons (thousands)	68	49	228	246
Calcium - sales price	$36.23	$29.56	$34.27	$28.16

[1]
Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]
Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in millions, except per ton data)
		Three Months Ended December 31		Twelve Months Ended December 31

		2022	2021	2022	2021
Aggregates segment
Segment sales		$1,259.3	$1,152.3	$5,272.8	$4,345.0
Less:	Freight & delivery revenues [1]	318.4	266.8	1,291.3	952.1
	Other revenues	22.2	24.6	106.3	79.0
Freight-adjusted revenues		$918.7	$860.9	$3,875.2	$3,313.9
Unit shipments - tons		54.2	57.7	236.3	222.9
Freight-adjusted sales price		$16.96	$14.91	$16.40	$14.87

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Cash gross profit," and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Cash Gross Profit

	(in millions, except per ton data)
	Three Months Ended December 31		Twelve Months Ended December 31

	2022	2021	2022	2021
Aggregates segment
Gross profit	$327.1	$325.9	$1,408.5	$1,295.7
Depreciation, depletion, accretion and amortization	116.7	101.9	441.1	360.4
Aggregates segment cash gross profit	$443.8	$427.8	$1,849.6	$1,656.1
Unit shipments - tons	54.2	57.7	236.3	222.9
Aggregates segment gross profit per ton	$6.04	$5.64	$5.96	$5.81
Aggregates segment cash gross profit per ton	$8.19	$7.41	$7.83	$7.43
Asphalt segment
Gross profit	$17.1	$3.6	$57.3	$21.2
Depreciation, depletion, accretion and amortization	9.1	8.9	35.1	36.0
Asphalt segment cash gross profit	$26.2	$12.5	$92.4	$57.2
Concrete segment
Gross profit	$4.6	$21.9	$89.3	$54.3
Depreciation, depletion, accretion and amortization	19.6	24.9	83.1	41.5
Concrete segment cash gross profit	$24.2	$46.8	$172.4	$95.8

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

	(in millions)
	Three Months Ended December 31		Twelve Months Ended December 31

	2022	2021	2022	2021
Net earnings attributable to Vulcan	$119.4	$138.0	$575.6	$670.8
Income tax expense	28.5	30.4	193.0	200.1
Interest expense, net	47.6	36.1	168.4	147.7
Loss on discontinued operations, net of tax	2.5	0.7	18.6	3.3
Depreciation, depletion, accretion and amortization	152.5	142.0	587.5	463.0
EBITDA	$350.4	$347.2	$1,543.1	$1,484.9
(Gain) loss on sale of real estate and businesses, net	$17.4	$0.0	$(6.1)	$(114.7)
Charges associated with divested operations	2.1	0.5	3.1	1.5
Business development [1]	2.4	8.4	10.6	34.4
COVID-19 direct incremental costs	0.0	3.7	0.0	13.4
Pension settlement charge	0.0	12.1	0.0	12.1
Loss on impairments	0.0	0.0	67.8	4.6
Restructuring charges	2.3	11.5	7.2	15.0
Adjusted EBITDA	$374.7	$383.4	$1,625.6	$1,451.3

1 Represents non-routine charges or gains associated with acquisitions and dispositions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

		Three Months Ended December 31		Twelve Months Ended December 31
		2022	2021	2022	2021
Net earnings attributable to Vulcan		$0.89	$1.03	$4.31	$5.02
Less:	Discontinued operations	(0.02)	(0.01)	(0.14)	(0.03)
Diluted EPS attributable to Vulcan from continuing operations		$0.91	$1.04	$4.45	$5.05
Items included in Adjusted EBITDA above, net of tax		0.13	0.21	0.55	(0.16)
NOL carryforward valuation allowance		0.04	0.00	0.11	0.10
Acquisition financing interest costs		0.00	0.00	0.00	0.05
Adjusted diluted EPS attributable to Vulcan from continuing operations		$1.08	$1.25	$5.11	$5.04

The following reconciliation to the mid-point of the range of 2023 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2023 Projected EBITDA

(in millions)
Mid-point
Net earnings attributable to Vulcan	$775
Income tax expense	220
Interest expense, net of interest income	195
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	610
Projected EBITDA	$1,800

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

			(in millions)
	December 31
	2022		2021
Debt
Current maturities of long-term debt	$0.5		$5.2
Short-term debt	100.0		0.0
Long-term debt	3,875.2		3,874.8
Total debt	$3,975.7		$3,880.0
Less: Cash and cash equivalents and restricted cash	161.5		241.5
Net debt	$3,814.2		$3,638.5
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,625.6		$1,451.3
Total debt to TTM Adjusted EBITDA	2.4	x	2.7	x
Net debt to TTM Adjusted EBITDA	2.3	x	2.5	x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital

(dollars in millions)
	Twelve Months Ended December 31

	2022	2021
Adjusted EBITDA	$1,625.6	$1,451.3
Average invested capital
Property, plant & equipment, net	$5,810.4	$4,849.7
Goodwill	3,708.5	3,377.6
Other intangible assets	1,737.5	1,382.0
Fixed and intangible assets	$11,256.4	$9,609.3

Current assets	$1,898.8	$1,977.1
Less: Cash and cash equivalents	161.3	687.1
Less: Current tax	47.2	32.9
Adjusted current assets	1,690.3	1,257.1

Current liabilities	1,002.1	771.8
Less: Current maturities of long-term debt	2.1	112.8
Less: Short-term debt	137.6	0.0
Adjusted current liabilities	862.4	659.0
Adjusted net working capital	$827.9	$598.1

Average invested capital	$12,084.3	$10,207.4

Return on invested capital	13.5%	14.2%